Exhibit 6

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of February 6, 2024 is entered into by and between James C. Foster (“Stockholder”) and ZI Intermediate II, Inc., a Delaware corporation (“Parent”).

WHEREAS, contemporaneously with the execution of this Agreement, Parent, HI Optimus Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), and ZeroFox Holdings, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated or otherwise modified from time to time, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company with the Company continuing as the Surviving Corporation (the “Merger”);

WHEREAS, Stockholder is willing to make certain representations, warranties, covenants and agreements as set forth in this Agreement with respect to shares of Company Common Stock currently, or that may become, legally or beneficially owned by Stockholder; and

WHEREAS, as a condition of and material inducement to Parent’s willingness to enter into the Merger Agreement, Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Certain Definitions. For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases, and correlative forms shall have the meanings assigned to them in this Section 1.

(a) “Additional Owned Shares” means all shares of Company Common Stock and any other equity securities of the Company which are beneficially owned by Stockholder or any of its Affiliates and are acquired after the date hereof and prior to the termination of this Agreement, including shares of Company Common Stock issued upon the vesting of Company RSUs.

(b) “Affiliate” has the meaning set forth in the Merger Agreement; provided, however, that the Company shall be deemed not to be an Affiliate of Stockholder.

(c) “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

(d) “Covered Shares” means, collectively, the Owned Shares and Additional Owned Shares.

(e) “Owned Shares” means all shares of Company Common Stock and any other equity securities of the Company which are beneficially owned by Stockholder or any of its Affiliates as of the date hereof (excluding shares of Company Common Stock issuable upon the vesting of unvested Company RSUs).

(f) “Transfer” means, with respect to a security, (i) any direct or indirect transfer, pledge, hypothecation, encumbrance, assignment or other disposition (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise), or any offer to make such a transfer, pledge, hypothecation, encumbrance, assignment or other disposition, of such security or the legal or beneficial ownership thereof, and (ii) the entry into any option, agreement, arrangement or understanding, whether or not in writing, to take any of the foregoing actions referred to in the foregoing (i). As a verb, “Transfer” shall have a correlative meaning.

2. Voting Agreement. At any meeting of the stockholders of the Company, however called, and at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought, including the Company Stockholder Meeting (each, a “Stockholder Meeting”), Stockholder shall, and shall cause any other holder of record of Covered Shares, to (including by delivery to the Company of a duly executed proxy card) (x) appear at each such meeting or otherwise cause all Covered Shares to be counted as present thereat for purposes of calculating a quorum and (y) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all Covered Shares:

(a) in favor of adopting the Merger Agreement and each of the transactions contemplated by the Merger Agreement, including the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof, the Merger and each of the other actions contemplated by the Merger Agreement and this Agreement;

(b) in favor of any adjournment or postponement recommended by the Company with respect to any Stockholder Meeting with respect to the Merger Agreement and the Merger;

(c) against any Alternative Acquisition Proposal or any proposal relating to an Alternative Acquisition Proposal;

(d) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any of its Subsidiaries; and

(e) against any proposal, action or agreement that would reasonably be expected to (A) impede, interfere with, delay, discourage, adversely affect, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement, (C) result in any of the conditions set forth in Section 2.2 of the Merger Agreement not being fulfilled or (D) except as expressly contemplated by the Merger Agreement, change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, the Company.

Stockholder shall not commit or agree to take any action inconsistent with this Section 2 and any attempt by Stockholder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of) the Covered Shares in contravention of this Section 2 shall be null and void ab initio.

3. No Disposition or Solicitation.

(a) No Disposition or Adverse Act. Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, Stockholder shall not (i) Transfer, offer to Transfer or consent to any Transfer of any or all of the Covered Shares or any legal or beneficial interest therein without the prior written consent of Parent, (ii) enter into any contract, option or other agreement or understanding with respect to any Transfer of any or all Covered Shares or any legal or beneficial interest therein, (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of the Covered Shares, (iv) deposit any or all of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to any or all of the Covered Shares or (v) take any other action that would make any representation or warranty of Stockholder contained herein materially untrue or incorrect or in any way restrict, limit or interfere with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement, including the Merger. Any attempted Transfer of Covered Shares or any interest therein in violation of this Section 3(a) shall be null and void ab initio. In furtherance of this Agreement, Stockholder hereby authorizes and instructs the Company to instruct the Company’s transfer agent that there is a stop transfer order with respect to all of the Owned Shares (and that this Agreement places limits on the voting and transfer of the Owned Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the termination of this Agreement in accordance with Section 7. Notwithstanding the foregoing, nothing in this Agreement shall restrict the sale of shares of Company Common Stock pursuant to a trading plan established by the Stockholder pursuant to Rule 10b5-1 under the Exchange Act, which plan is in effect as of, and has been provided to Parent prior to, the date of this Agreement, solely to the extent such sales are sales to cover tax withholding obligations in connection with and upon the vesting of Company RSUs, and any shares of Common Stock sold in accordance with the foregoing shall not be deemed to be Covered Shares.

(b) Non-Solicitation. Stockholder shall not, and shall cause its Affiliates, representatives and agents (including its and their respective directors, officers, employees, agents, investment bankers, attorneys, accountants, consultants and other advisors or representatives) (collectively, its “Representatives”) not to, directly or indirectly, (i) solicit, initiate, induce, knowingly encourage or knowingly facilitate the making or submission of any offer, proposal, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Acquisition Proposal, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding any offer, proposal, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Acquisition Proposal with, or furnish any nonpublic information relating to the Company or its Subsidiaries to, any Person (other than Parent, Merger Sub or their respective Representatives) relating to any Alternative Acquisition Proposal or any offer, proposal, inquiry or request that constitutes, or would reasonably be expected to result in or lead to an Alternative Acquisition Proposal (except, in each case, to notify such Person as to the existence of the provisions of this Section 3(b)), or afford any Person (other than Parent, Merger Sub or their respective Representatives) access to the businesses, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its Subsidiaries for the purpose of encouraging, inducing or facilitating or otherwise relating to any Alternative Acquisition Proposal or any offer, proposal, inquiry or request that constitutes, or would reasonably be expected to result in or lead to an Alternative Acquisition Proposal, (iii) approve, endorse or recommend any offer, proposal, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Acquisition Proposal, or (iv) enter into any letter of intent, agreement in principle, memorandum of understanding, or other acquisition agreement, merger agreement or similar agreement with respect to any offer, proposal, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Acquisition Proposal (except for an Acceptable Confidentiality Agreement permitted under the Merger Agreement). Stockholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person and its Representatives (other than Parent, Merger Sub and their respective Representatives) relating to any Alternative Acquisition Proposal or any offer, proposal, inquiry or request that constitutes, or would reasonably be expected to result in or lead to, an Alternative Acquisition Proposal. Any violation of the foregoing restrictions by Stockholder or any of its Representatives shall be deemed to be a material breach of this Agreement by Stockholder.

4. Additional Agreements.

(a) Certain Events. If, between the date of this Agreement and the Effective Time, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, combination, exchange of shares, reclassification, recapitalization or other similar transaction affecting the Covered Shares or the acquisition of Additional Owned Shares or other securities or rights of the Company by Stockholder or any of its Affiliates, (i) the type and number of Covered Shares shall be adjusted appropriately, and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares or other securities or rights of the Company issued to or acquired by Stockholder or any of its Affiliates.

(b) Waiver of Appraisal and Dissenters’ Rights and Actions. Stockholder hereby (i) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that Stockholder may have and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective Affiliates or successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated thereby, including the Merger, including any claim (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the transactions contemplated thereby, including the Merger.

(c) Communications. Unless required by applicable law, Stockholder shall not, and shall cause its Representatives not to, make any press release, public announcement or other communication with respect to the business or affairs of the Company, Parent or Merger Sub, including this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby, including the Merger, without the prior written consent of Parent. Stockholder hereby (i) consents to and authorizes the publication and disclosure by the Company or Parent of Stockholder’s identity and holding of Covered Shares, and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that the Company or Parent reasonably determines to be necessary or desirable in any press release or any other disclosure document in connection with the Merger or any other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify the Company and Parent of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document.

(d) Additional Owned Shares and Update of Ownership Information. Promptly (and in any event within 48 hours) following (i) the acquisition by Stockholder of any Additional Owned Shares, Stockholder shall notify Parent in writing of the number and description of such Additional Owned Shares, and (ii) the written request of Parent, Stockholder shall notify Parent in writing of the number and description of the number of Covered Shares beneficially owned by such Stockholder or by such Stockholder’s Affiliates.

(e) Additional Purchases. Until the termination of this Agreement, Stockholder agrees that any shares of Company Common Stock, any securities convertible into or exchangeable for shares of Company Common Stock, or any interest in or right to acquire shares of Company Common Stock, whether now owned or hereafter acquired that Stockholder purchases or otherwise hereinafter acquires or with respect to which Stockholder otherwise acquires beneficial or record ownership of or acquires the voting power of after the execution of this Agreement and prior to the termination of this Agreement shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned by Stockholder as of the date hereof.

5. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to Parent as follows:

(a) Title. Stockholder is the sole record and beneficial owner of the shares of Company Common Stock set forth on Schedule I (except that Stockholder is not the record holder of shares of Common Stock issuable upon the vesting of the Company RSUs as set forth on Schedule I), which constitute all of the Owned Shares owned of record or beneficially by Stockholder and its Affiliates on the date hereof and neither Stockholder nor any of its Affiliates is the beneficial owner of, or has any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing) any other shares of Company Common Stock or any other equity securities of the Company or any securities convertible into or exchangeable or exercisable for shares of Company Common Stock or such other equity securities, other than shares of Common Stock issuable upon the vesting of Company RSUs as set forth on Schedule I. Stockholder has sole voting power, sole power of disposition and sole power to issue instructions with respect to the matters set forth in Section 3 and Section 4 and all other matters set forth in this Agreement, in each case, with respect to all of the Owned Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement. Except as permitted by this Agreement, the Owned Shares and the certificates representing such shares, if any, are now, and at all times during the term hereof will be, held by Stockholder, or by a nominee or custodian for the benefit of Stockholder, free and clear of any and all Liens, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever on title, transfer or exercise of any rights of a stockholder in respect of the Owned Shares (other than as created by this Agreement).

(b) Organization. If Stockholder is a legal entity, Stockholder is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization.

(c) Authority; Due Execution and Delivery. Stockholder has all necessary power and authority and legal capacity to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Stockholder are necessary to authorize the execution, delivery or performance of this Agreement, the Stockholder’s obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming this Agreement constitutes the valid and binding agreement of Parent, this Agreement constitutes the valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the Enforceability Exceptions. If Stockholder is married, and any of the Covered Shares constitute community property or spousal approval is otherwise necessary for this Agreement to be legal, binding and enforceable, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Stockholder’s spouse, enforceable against Stockholder’s spouse in accordance with its terms.

(d) No Filings; No Conflict or Default. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby by Stockholder do not and will not require Stockholder to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity or other third party, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a materially adverse effect on Stockholder’s ability to perform his, her or its obligations hereunder or consummate the transactions contemplated hereby. The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby, do not and will not (i) contravene or conflict with the organizational or governing documents of Stockholder, if Stockholder is a legal entity, (ii) contravene or conflict with or constitute a violation of any provision of any Law binding on or applicable to Stockholder or any of its properties or assets, (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration under any Contract, instrument, permit, concession, franchise, right or license binding on Stockholder, (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Stockholder or (v) render Section 203 of the DGCL, or any other state anti-takeover Law or similar Law, applicable to the Merger or any other transaction involving Parent, other than in the case of clauses (ii), (iii) and (iv) above, any such contravention, conflict, violation, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a materially adverse effect on Stockholder’s ability to perform his, her or its obligations hereunder or consummate the transactions contemplated hereby.

(e) No Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder at law or in equity before or by any Governmental Entity that could reasonably be expected to impair the ability of Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby on a timely basis.

(f) No Fees. Stockholder has not employed or engaged any investment banker, broker or finder in connection with the transactions contemplated by this Agreement or the Merger Agreement who would be entitled to any fee or any commission from the Stockholder, the Company or Parent in connection with the transactions contemplated hereby or thereby.

(g) Receipt; Reliance. Stockholder has received and reviewed a copy of the Merger Agreement. Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder’s execution, delivery and performance of this Agreement.

6. Representations and Warranties of Parent. Parent hereby represents and warrants to Stockholder as follows:

(a) Organization. Parent is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

(b) Authority; Due Execution and Delivery. Parent has all necessary power and authority and legal capacity to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Parent are necessary to authorize the execution, delivery or performance of this Agreement, Parent’s obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and, assuming this Agreement constitutes the valid and binding agreement of Stockholder, this Agreement constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

(c) No Filings; No Conflict or Default. The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby by Parent do not and will not require Parent to procure, make or provide prior to the Closing Date any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity or other third party, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a materially adverse effect on Parent’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby, do not and will not contravene or conflict with the organizational or governing documents of Parent or, except as would not reasonably be expected to have, individually or in the aggregate, a materially adverse effect on Parent’s ability to perform its obligations hereunder or consummate the transactions contemplated hereby, contravene or conflict with or constitute a violation of any provision of any Law or agreement binding on or applicable to Parent or any of its properties or assets.

(d) No Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the knowledge of Parent, threatened against Parent at law or in equity before or by any Governmental Entity that could reasonably be expected to impair the ability of Parent to perform its obligations hereunder or consummate the transactions contemplated hereby on a timely basis.

7. Termination. The term of this Agreement shall commence on the date hereof and shall terminate upon the earliest of (a) the mutual agreement of Parent and Stockholder, (b) the Effective Time, (c) the termination of the Merger Agreement in accordance with its terms, including, without limitation, pursuant to Section 8.1(c)(iii) of the Merger Agreement; (d) the Company Board making a Change of Recommendation in compliance with Section 7.3(f) of the Merger Agreement; and (e) the effectiveness of any amendment of the Merger Agreement that decreases the Merger Consideration (as may be adjusted pursuant to Section 1.4(g) of the Merger Agreement) or changes the form of the Merger Consideration payable to holders of Company Common Stock pursuant to the Merger; provided that (i) nothing herein shall relieve any party hereto from liability for any breach of this Agreement and (ii) this Section 7 and Section 9 shall survive any termination of this Agreement.

8. No Limitation; Fiduciary Duties. Stockholder is entering into this Agreement solely in his, her or its capacity as the record holder or beneficial owner of such Stockholder’s Covered Shares. Nothing in this Agreement shall limit the Stockholder from complying with his or her fiduciary obligations as an officer of the Company or member of the Company Board solely while acting in such capacity as an officer of the Company or member of the Company Board , and no action taken (or omitted to be taken) by the Stockholder solely in his or her capacity as an officer of the Company or member of the Company Board shall be deemed to constitute a breach of this Agreement if such action (or inaction) complies with the terms of this Agreement and the Merger Agreement, including, without limitation Section 6.1 and Section 7.3 of the Merger Agreement.

9. Miscellaneous.

(a) Entire Agreement. This Agreement (together with Schedule I) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement or any of the foregoing specifically identified documents.

(b) Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated hereby. At the other party’s reasonable request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby.

(c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of Stockholder (in the case of any assignment by Parent) or Parent (in the case of an assignment by Stockholder); provided that Parent may assign its rights and obligations hereunder to Merger Sub or any other Subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder. Any purported assignment in contravention hereof shall be null and void ab initio.

(d) Binding Successors. Without limiting any other rights Parent may have hereunder in respect of any Transfer of the Covered Shares, Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Covered Shares beneficially owned by Stockholder and its Affiliates and shall be binding upon any Person to which legal or beneficial ownership of such Covered Shares shall pass, whether by operation of law or otherwise, including Stockholder’s heirs, guardians, administrators, representatives or successors.

(e) Amendments. This Agreement may not be amended, and no provision of this Agreement may be waived or modified, without the prior written consent of each party hereto, and any attempted amendment, waiver or modification hereof without such prior written consent shall be null and void and of no force or effect.

(f) Notice. All notices and other communications under this Agreement shall be given by the means specified in Section 9.7 of the Merger Agreement (and shall be deemed given as specified therein), addressed as follows:

If to Stockholder, to:

At the address and email address set forth on Schedule I hereto.

With a copy (which shall not constitute notice) to:

Venable LLP

750 E. Pratt Street, Suite 900

Baltimore, Maryland 21202

Attention: Michael D. Schiffer and Anthony J. Rosso

Email: mschiffer@venable.com and ajrosso@venable.com

If to Parent, to:

c/o Haveli Investment Management LLC

405 Colorado St, Suite 1600

Austin, Texas 78701

Attention: Ian Loring and Della Richardson

Email: iloring@havelii.com and drichardson@havelii.com

With a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attention: William M. Shields, David M. Hutchins and Sarah H. Young

Email: william.shields@ropesgray.com, david.hutchins@ropesgray.com and sarah.young@ropesgray.com

(g) Severability. Any term or provision of this Agreement that is deemed invalid or unenforceable by a Chosen Court shall be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement. If any provision of this Agreement is deemed to be invalid or unenforceable by a Chosen Court, the parties hereto shall negotiate in good faith to modify this Agreement by replacing such provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision.

(h) Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any such right, power or remedy by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

(i) Extension; Waiver. Any agreement on the part of a party hereto to any extension or waiver of the terms hereof shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The delay or failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(j) No Third Party Beneficiaries. The parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and shall not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder.

(k) Governing Law; Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) to the extent such provisions or rules are not mandatorily applicable by statute and would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (the “Chosen Courts”). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Chosen Courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Chosen Courts, (b) any claim that it or its property is exempt or immune from the jurisdiction of Chosen Courts or from any legal process commenced in Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) such action or proceeding in Chosen Courts is brought in an inconvenient forum, (ii) the venue of such action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by the Chosen Courts. Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the Chosen Courts in the manner provided for notices in Section 9.7 of the Merger Agreement. Nothing in this Agreement shall affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(l) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 9(l).

(m) Specific Performance. The parties hereto agree that Parent would be irreparably damaged in the event that any of the provisions of this Agreement were not performed by Stockholder in accordance with their specific terms or were otherwise breached by Stockholder, and that Parent would not have an adequate remedy at law for money damages in such event. It is accordingly agreed that Parent shall be entitled, without posting any bond or other undertaking, to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which Parent is entitled at law or in equity. Stockholder accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement, all in accordance with the terms of this Section 9(m).

(n) Heading; Interpretation. Headings of the Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(o) Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document), each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument. This Agreement shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered (by telecopy, facsimile, electronic mail or otherwise as authorized by the prior sentence) to the other parties hereto.

(p) Expenses. Except as otherwise provided herein, each party hereto shall pay such party’s own expenses incurred in connection with this Agreement.

(q) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Covered Shares, except as otherwise provided herein.

[Signature pages follow.]

IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

ZI INTERMEDIATE II, INC.

By:	/s/ Aaron Deutsch
Name:	Aaron Deutsch
Title:	Treasurer

[Signature Page to Voting and Support Agreement]

JAMES C. FOSTER

By:	/s/ James C. Foster
Name:	James C. Foster

[Signature Page to Voting and Support Agreement]

SCHEDULE I

Name and Contact Information for Stockholder		Number of Shares of Company Stock Beneficially Owned		Number of Shares of Company Stock Issuable Upon the Vesting of Company RSUs
James C. Foster
Address:	6044 Trotter Rd Clarksville, MD 21029	9,007,844	[1]	1,754,561	[2]
E-mail Address:	foster@zerofox.com

[1]	Consists of:
(i)	8,696,457 shares held directly by Mr. Foster;
(ii)	60,475 shares held by Wolf Acquisitions, L.P. (“Wolf”). Wolf is wholly owned by Mr. Foster; and
(iii)	250,912 shares issuable upon settlement of RSUs that will vest within 60 days of the date of this Agreement.
[2]	Includes 250,912 shares issuable upon settlement of RSUs that will vest within 60 days of the date of this Agreement disclosed in the endnote #1.